Exhibit 4.(a).2(ii)

English Translation

SERVICE CONTRACT

CORPGROUP INTERHOLD S.A.

AND

CORPBANCA

In Santiago, Chile, on April 10, 2008, on one part, CORPGROUP INTERHOLD S.A., tax identification number No. 96,758,830-K, represented by Mrs. Maritza Saieh Bendeck, national identification number No. 6,834,023-3, both domiciled in Rosario Norte Street 600, 23rd Floor, commune of Las Condes, city of Santiago, hereinafter “Corpgroup” and, on the other part, CORPBANCA, tax identification number No. 97,023,000-9, represented by Mr. Mario Chamorro Carrizo, national identification number No. 7,893,316-K, both domiciled in Rosario Norte Street 660, commune of Las Condes, city of Santiago, hereinafter the “Bank” have agreed to enter into the following service contract, hereinafter the “Contract”:

FIRST: PURPOSE OF THE CONTRACT

By means of this Contract, Corpgroup agrees to render professional and technical advisory services in the following areas:

1.1	Financial: the services hired for this area comprise, among others, the following:

I)	Preparation of reports, budgets and strategic definitions;

II)	Definition of procedures and systems for the generation of financial information and decision making within such scope; and

III)	In general, advisory services in all matters related to finance and international businesses.

1.2	Capital Markets: the services hired for this area comprise, among others, the following:

I)	Preparation of reports relates to legal provisions that govern capital markets.

II)	Analysis of Corpbanca’s initiatives and projects that affect capital markets, both in their preparation and in their implementation and development.

III)	Orientation and assistance in complying with norms and regulations currently in force.

1.3	Real Estate: the services hired for this area comprise, among others, the following:

I)	Advisory services in the evaluation of real estate projects Corpbanca intends to finance.

II)	Risk analysis of the business risk faced by the real estate projects in which Corpbanca gets involved.

III)	Reports related to the real estate market in general and its influence in projected finance decisions.

1.4

Operations: the services hired for this area comprise, among others, to intervene and advice in the supervision and coordination of services related to the functioning, maintenance and operations of Corpbanca’s corporate building located in Rosario Norte 66, commune of Las Condes.

The technical and professional advisory services included in the matters indicated above shall be executed by executives hired by Corpgroup specifically to that effect, considering only individuals that are fit for such tasks with a renowned prestige in Chile and abroad, with high levels of specialization and broad knowledge in the respective matters.

The hired service may comprise drafting reports about the matters of advice, the traveling of professionals and technical staff to the offices of Corpbanca or the response of queries by phone or any other technological means.

SECOND: TERM

The Contract will become effective as of this date and shall have an initial duration of one (1) year. This term may be automatically and continuously renewed for equal terms of one (1) year unless any of the parties communicates its intention to terminate the Contract by means of a written communication to the other party with at least thirty (30) days of prior notice from the original expiration or ongoing renewal.

Notwithstanding the above, starting on January 1, 2015, this Contract shall last for 10 (ten) years from such date. Upon the expiration of such term, the Bank and Corpgroup shall each have the option of renewing the Contract for 5 (five) additional years, provided that on such date the services continue to be rendered with the participation of Álvaro Saieh Bendeck. The party that wishes to exercise its renewal option shall provide notice to the other party no later than 30 (thirty) days prior to the expiration of the 10 (ten) year term, in which case the other party shall be bound to accept such renewal. Should Mr. Álvaro Saieh Bendeck pass away before January 1, 2020, this Contract shall remain in force until the fifth anniversary from January 1, 2020 without any chance of renewal. Should he pass away on or after January 1, 2020, this Contract shall be automatically terminated.

THIRD: COMPENSATION FOR THE SERVICES

Corpgroup shall be entitled to a monthly compensation equivalent to 1,350 Unidades de Fomento calculated at the date of the effective payment.

Executives specially hired by Corpgroup to that effect shall render the services agreed upon pursuant to this Contract. Without prejudice to the above, CorpGroup may render services directly on its own account, either through its personnel or any affiliates or related entities in which case payments shall be made directly to the company providing the services.

The lack of timely payment shall immediately be considered a past due payment by Corpbanca without need of a written payment requirement or judicial action and shall accrue the maximum interest allowed by law from such date.

FOURTH: RELATIONS AMONG THE COMPANY, ITS PERSONNEL AND CORPBANCA.

The service may be rendered by CorpGroup in its offices in Santiago, Chile, or remotely from another place within the country or abroad. To that effect, it may use all kinds of technological means such as video conference, phone and electronic mail, among others. Corpgroup may as well render the services in the offices of the Corpbanca in the opportunities the parties mutually consider more convenient.

In any case, the labor and contractual relationship with the executives and personnel of Corpgroup shall remain effective at all times and, consequently, there shall not be any bond of subordination or dependency between such executives and Corpbanca.

FIFTH: CONFIDENTIALITY

The parties shall refrain from disclosing or using all or any confidential information related to the other party, disclosing the existence of this Contract, as well as any other confidential information of the other party or its affiliated companies, unless such information has become public by a cause other than the breach of any confidentiality obligation, or its disclosure were mandatory under laws and regulations.

The parties expressly declare and acknowledge that all information furnished to the other party for the performance of this Contract is strictly confidential.

This obligation shall remain in full force and effect without limit of time, even after the termination of the hired services, being Corpgroup obliged to inform the personnel employed in the provision of services the same duty of confidentiality.

SIXTH: ARBITRATION

All doubts or difficulties arising between the parties by reason of this Contract, or the obligations contemplated hereunder, whether referred to its existence, validity, nullity, performance, breach, application, interpretation, resolution or execution, or any matter related directly or indirectly with them, shall be resolved by and arbitrator ex equo et bono who shall act as mediator appointed by mutual agreement of the parties who will be vested with broad powers. The arbitrator shall not act in the form of a judicial proceeding and his resolutions shall not be subject to any remedies which the parties hereby expressly waive. The parties hereby appoint Mr. Miguel Angel Poduje Sapain as arbitrator. The parties hereby waive any cause for incompatibility that exists as of the date hereof or may exist at the time his intervention is required. Once the arbitration has been installed the arbitration proceeding shall remain open in a manner that the arbitration may exercise his duties as many times as necessary and shall have, in each case, sixth months to resolve the matter. If the parties fail to agree on a procedure to solve the dispute, the arbitrator will always be authorized to determine such procedure, with broad powers, even with regard to the system for serving and notifying the parties provided that the first notification shall be conducted following the provisions of title VI of the first book of the Chilean Civil Procedure code.

Should Mr. Miguel Angel Poduje Sapain be prevented from or refuse to accept arbitration and in the absence of agreement on another person, the arbitrator shall be appointed by an Ordinary judge of Santiago, in which case the arbitrator shall act ex equo et bono with regard to procedural matters and at law with regard to the substance of his resolutions. If any party appears before a court requesting arbitration it shall be understood there is no agreement on the appointment of the arbitrator between the parties.

The arbitration shall be seated in the city and commune of Santiago, being the arbitrator, regardless of the manner he has been appointed, allowed to set the procedure and manners of service and notification absent an agreement of the parties.

SEVENTH: NO EXCLUSIVITY

This Contract is not exclusive for Corpgroup who reserves its right to provide similar services to third parties unless such parties are competitors of Corpbanca in Chile.

EIGHTH: EXPENSES

All expenses for the provision of the hired services shall be borne by Corpgroup with the exception of traveling, food and lodging expenses to the personal rendering services in another location at the request of Corpbanca, as provided in section four above.

Starting from January 1, 2015, such expenses shall be paid directly by the Bank, or reimbursed to Corpgroup if already paid by the latter, in which case such reimbursement shall be done in no more than 30 days from that date it is requested by Corpgroup in writing, providing documented accounts of the respective expenses. In this regard, and without limitation to the generality of the foregoing, the parties hereby agree that the executives of CorpGroup may travel in a private aircraft when rendering services subject to this Contract whose expenses shall be paid directly by the Bank to the national or foreign company in charge of providing such transportation services up to the yearly amount of USD$150,000.00 (one hundred and fifty thousand dollars of the United States of America).

NINTH: DOMICILE AND JURISDICTION

For all purpose arising out of this Contract the parties set domicile in the city and commune of Santiago and submit to the jurisdiction of its Ordinary Courts.

This Contract is executed in two identical counterparts remaining one in the hands of each party.

[Illegible signature of Mrs. Maritza Saieh Bendeck]

[Illegible signature of Mr. Mario Chamorro Carrizzo]